Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:        Joe Dorame, Joe Diaz & Robert Blum

Lytham Partners, LLC

602-889-9700

InfuSystem Holdings, Inc. Reports Financial Results

for the Third Quarter 2020

Revenue: $25.1 million, a 17% increase vs. Prior Year

Net Income: $2.9 million, an increase of 159%, and

Adjusted EBITDA: $7.5 million, a 46% increase

Company Raises Full Year 2020 Guidance:

Revenues of $96 million - $97 million;

Adjusted EBITDA of $26 million - $27 million;

Operating Cash Flow of $18 million - $19 million

Rochester Hills, Michigan, November 12, 2020 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the third quarter ended September 30, 2020.

Third Quarter Highlights:

●	Net revenues were $25.1 million, an increase of 17% vs. prior year.
●	Gross profit was $15.1 million, an increase of 24% vs. prior year.
●	Gross margin was 60.2%, an improvement of 3.2% vs. prior year.
●	Net income of $2.9 million, or $0.14 per diluted share, an improvement of $1.8 million compared to the net income of $1.1 million, or $0.05 per diluted share, during the prior year.
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) was $7.5 million, an increase of 46% vs. prior year.
●	Operating cash flow was $8.4 million, an increase of 61% vs. prior year.

Management Discussion

Richard DiIorio, chief executive officer of InfuSystem, said, “I am extremely pleased with how the team continues to execute as we build momentum, including achieving very solid third quarter financial results with strong double-digit year-over-year growth at both the top- and bottom-lines. For the second consecutive quarter, we delivered better than expected revenue and net income, highlighted by net revenue growth of 17%, net income growth of 159% and Adjusted EBITDA growth of 46%.”

“We have successfully transformed InfuSystem into a growth company by focusing on high touch service opportunities that leverage our best-in-class medical device fleet and our unique and highly-leverageable platform, which allows us to address high-growth opportunities by adding new devices and expanding into new therapies with minimal additional expense. Our core Integrated Therapy Service (“ITS”) segment provides services allowing patients to leave the hospital and continue their medical treatment at home in a safe manner. Oncology has been the backbone of the ITS platform, but we believe pain management and negative pressure will be the next growth drivers of the business. Our goal for pain management is to double revenues in each of the next two years and our goal in negative pressure is to capture 5% to 10% of the estimated $600 million home health market opportunity over the next 3 to 5 years.”

Mr. DiIorio, continued, “On the strength of the third quarter and our continuing momentum, we are raising our full year 2020 guidance with net revenues to be within the range of $96 million to $97 million; Adjusted EBITDA[1] to be within the range of $26 million to $27 million; and operating cash flow between the range of $18 million to $19 million. Our guidance reflects our best estimates given the current market conditions.”

“Our success is due to the commitment and dedication of our employees and I want to thank them for all their efforts during these unprecedented times. We look forward to continuing to meet the rising demand for in-home health care services by providing our patients and customers with industry-leading service and improving patient outcomes,” concluded Mr. DiIorio.

2020 Third Quarter Financial Review

Results of operations

Net revenues for the third quarter ended September 30, 2020 were $25.1 million, an increase of $3.6 million, or 17%, compared to $21.5 million for the prior year third quarter. The increase was due to continued market penetration in Oncology and a strong market demand for infusion pumps in the DME Services segment.

ITS net revenue of $15.6 million during the 2020 third quarter increased $2.2 million, or 16%, primarily due to favorable changes in the competitive environment for oncology services, improved third party payor billing throughput and other market-related organic growth.

DME Services net revenue during the third quarter of 2020 of $9.5 million increased $1.5 million, or 18%, as compared to the prior year period.  This performance was driven by strong market demand for infusion pumps attributable to the COVID-19 pandemic, expansion of our market share with national home infusion service providers and the addition of new devices to our product offerings stemming from new partnerships with certain device manufacturers. During the third quarter these activities mainly benefited rental revenues, which increased by $1.1 million.  Sales of new and pre-owned medical equipment returned to normal levels during the 2020 third quarter, down from the peak amounts shipped during the 2020 second quarter.

1 Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation." Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual or unanticipated charges, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures.

Gross profit for the third quarter of 2020 of $15.1 million increased $2.9 million, or 24%, from $12.2 million for the third quarter of 2019. Gross margin increased to 60.2%, during this period as compared to 57.0% during the prior year third quarter, an increase of 3.2%. These improvements were driven by the increase in net revenues, improved operating leverage and favorable revenue mix.  Both operating segments contributed to these improvements.

ITS gross profit was $10.1 million during the third quarter of 2020, an increase of $1.5 million, or 17%, compared to the prior year. ITS gross margin increased to 64.6%, an increase of 0.4% from the prior year, mainly due to improved leverage of fixed costs.

DME Services gross profit during the third quarter of 2020 was $5.0 million, an increase of $1.4 million, or 40%, over the prior year.  The DME gross margin increased to 53.0%, compared to 44.7%, an increase of 8.3%, from the prior year. The improvement was primarily due to the increase in proportionally higher net revenues from equipment rentals, which typically have higher margins than other types of DME revenue such as sales of new medical equipment.

General and administrative (“G&A”) expenses for the third quarter of 2020 were $8.6 million, an increase of 24% from $6.9 million for the third quarter of 2019. The increase of $1.7 million was largely due to an increase in employee compensation reflecting higher staff levels supporting the growth in revenue volumes over the past 12 months, increases in short and long-term incentive compensation and annual inflation.

Net income for the third quarter of 2020 was $2.9 million, or $0.14 per diluted share, an improvement of $1.8 million, or 159%, as compared to the prior year net income of $1.1 million, or $0.05 per diluted share.

Adjusted EBITDA, a non-GAAP measure, was $7.5 million, or 30.0% of net revenue, and increased by $2.4 million or 46% over Adjusted EBITDA for the prior year quarter of $5.2 million, or 24.0% of prior year net revenue. This improvement in the Adjusted EBITDA margin is indicative of our ability to deliver sustainable strong revenue growth while leveraging our existing cost structure.

Balance sheet, cash flows and liquidity

During the third quarter of 2020, operating cash flow increased to $8.4 million, a 61% increase over the prior year third quarter. The increase was primarily a result of a significant increase in net income, as adjusted for noncash items, and a reduction in working capital during the 2020 third quarter as compared to increases during the prior year period. Working capital decreases during the 2020 third quarter were due in part to the return of working capital elements including inventory and accounts receivable to normal operating levels which were down from the elevated amounts at the end of the 2020 second quarter related to our COVID-19 preparedness initiatives. Our cash used in investing activities, which mainly includes purchases of medical devices, totaled $0.5 million during the 2020 third quarter representing a $7.2 million reduction as compared to the prior year and a $4.0 million decrease from the 2020 second quarter.  This reduction was the result of an acceleration in the timing of planned purchases of medical devices favoring the 2020 first half allocated with our COVID-19 response activities.

The favorable operating cash flow was partially used to pay down our revolving line of credit which increased available liquidity and reduced our outstanding debt.  Our net debt, a non-GAAP measure (calculated as total debt of $34.8 million less cash and cash equivalents of $1.9 million) as of September 30, 2020 was $32.9 million representing a reduction of $7.5 million during the 2020 third quarter.  As of September 30, 2020, we had $17.5 million in available liquidity, including cash and undrawn amounts under our revolving credit line and our capital equipment bank facility, as compared to $11.7 million at the beginning of the quarter, an increase of $5.8 million.  The increase was primarily due to our favorable operating cash flow and reduced capital expenditures, partially offset by amortization of our term debt.  We estimate that our available liquidity will continue to increase during the 2020 fourth quarter as operating cash flows are expected to continue to exceed cash outlays for capital expenditures during the balance of the year.

Full Year 2020 Guidance

InfuSystem is raising its annual guidance for the full year 2020 with net revenues estimated to be within the range of $96.0 million to $97.0 million; Adjusted EBITDA estimated to be within the range of $26.0 million to $27.0 million; and operating cash flow projected to be within the range of $18.0 million to $19.0 million.  The higher 2020 guidance is a result of the continued execution of our growth strategy, and includes estimated net favorable impacts related to COVID-19 of $2.0 million to $3.0 million in Adjusted EBITDA which may not recur in future periods once the pandemic ceases to play an important role in the market.  Previously, the Company issued estimated full year 2020 guidance of net revenues to be within the range of $94.0 million to $97.0 million; Adjusted EBITDA estimated to be within the range of $23.0 million to $26.0 million; and operating cash flow to be within the range of $16.0 million to $18.0 million.

The full year 2020 guidance reflects management’s current expectation for operational performance, given the current market conditions, as well as various COVID-19 related uncertainties. The Company cannot predict the degree to which COVID-19 will ultimately, negatively or positively, impact future business, financial condition, results of operations and cash flows.  It may also heighten other risks to which the Company is subject, including risks discussed in our most recent annual report on Form 10-K. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Effect of Coronavirus (COVID-19)

The COVID-19 global pandemic has caused significant disruption to the United States and global economies and has severely impacted the overall health care industry and the related supply chain.  The focus on preparing and treating large numbers of COVID-19 patients has resulted in significant shifts in market demand and related shortages in certain types of medical equipment, including infusion pumps, while simultaneously reducing capacity for non-COVID-19 services such as elective surgeries.  These market dynamics resulted in a significant net favorable impact to InfuSystem during the second and third quarters.  This impact included increased net revenues and margins in certain service lines that were partially offset by reductions in others.  For example, the elevated levels of sales of new and pre-owed medical equipment sales in the second quarter will likely not recur in future quarters while a portion of the increased volume of DME rental revenues seen in the second and third quarters will likely continue in the near term but may slowly diminish over time.  Pain management revenues decreased significantly in the second quarter as a result of the reduced capacity for elective surgeries yet recovered during the third quarter and is growing again.  It is uncertain what additional impact the current second wave of COVID-19 will have on the demand for our products and services.  However, we continue to prepare for future disruptions like the ones experienced during the second and third quarters which, if they occur, will likely include both positive and negative effects in varying amounts.

Conference Call

The Company will also conduct a conference call for all interested investors on Thursday, November 12, 2020, at 9:00 a.m. Eastern Time to discuss its third quarter 2020 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10149683, through November 19, 2020.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring items that are not part of the normal course of business and that the Company’s management does not believe will have similar comparable year-over-year items or for non-operating items. A reconciliation of those measures to the most directly comparable GAAP measures is provided below.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, and Wound Therapy businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payor clients. The DME Services segment is comprised of direct payor rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts and Ontario, Canada.

Forward-Looking Statements

The financial results in this press release reflect preliminary results, which are not final until the Company's Form 10-Q for the quarter ended September 30, 2020 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, business plans, objectives and prospects, future operating or financial performance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 30,		September 30,
	2020	2019	2020	2019

Net revenues	$25,125	$21,489	$72,677	$59,405
Cost of revenues	10,003	9,251	28,914	25,470
Gross profit	15,122	12,238	43,763	33,935

Selling, general and administrative expenses:
Provision for doubtful accounts	11	160	534	(30)
Amortization of intangibles	1,075	1,077	3,225	3,326
Selling and marketing	2,196	2,402	7,263	7,480
General and administrative	8,587	6,936	24,949	20,945
Total selling, general and administrative	11,869	10,575	35,971	31,721

Operating income	3,253	1,663	7,792	2,214
Other expense:
Interest expense	(283)	(488)	(1,018)	(1,436)
Other income (expense)	8	(11)	(20)	(71)

Income before income taxes	2,978	1,164	6,754	707
Provision for income taxes	(38)	(29)	(92)	(151)
Net income	$2,940	$1,135	$6,662	$556

Net income per share:
Basic	$0.15	$0.06	$0.33	$0.03
Diluted	0.14	0.05	0.31	0.03
Weighted average shares outstanding:
Basic	20,179,056	19,781,527	20,060,416	19,690,737
Diluted	21,663,414	20,679,431	21,637,481	20,503,933

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SEGMENT REPORTING

(UNAUDITED)

	Three Months Ended
	September 30,		Better/
(in thousands, except share and per share data)	2020	2019	(Worse)

Net revenues:
ITS	$15,638	$13,468	$2,170
DME Services (inclusive of inter-segment revenues)	10,946	8,989	1,957
Less: elimination of inter-segment revenues	(1,459)	(968)	(491)
Total	25,125	21,489	3,636
Gross profit (exclusive of certain inter-segment allocations):
ITS	11,554	9,620	1,934
DME Services	3,568	2,618	950
Total	15,122	12,238	2,884
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	10,095	8,652	1,443
DME Services	5,027	3,586	1,441
Total	15,122	12,238	2,884

(a) Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Nine Months Ended
	September 30,		Better/
(in thousands, except share and per share data)	2020	2019	(Worse)

Net revenues:
ITS	$45,369	$37,182	$8,187
DME Services (inclusive of inter-segment revenues)	31,263	25,012	6,251
Less: elimination of inter-segment revenues	(3,955)	(2,789)	(1,166)
Total	72,677	59,405	13,272
Gross profit (exclusive of certain inter-segment allocations):
ITS	33,435	26,271	7,164
DME Services	10,328	7,664	2,664
Total	43,763	33,935	9,828
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	29,480	23,482	5,998
DME Services	14,283	10,453	3,830
Total	43,763	33,935	9,828

(a) Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET INCOME TO ADJUSTED EBITDA:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2020	2019	2020	2019

GAAP net income	2,940	1,135	6,662	556
Adjustments:
Interest expense	283	488	1,018	1,436
Income tax provision	38	29	92	151
Depreciation	2,485	2,051	7,267	5,727
Amortization	1,075		3,225

Non-GAAP EBITDA	$6,821	$4,780	$18,264	$11,196

Stock compensation costs	659	250	1,222	780
Office move expenses	-	-	17	-
Early termination fees for capital leases	-	-	-	190
Exited facility costs	-	-	-	6
Management reorganization/transition costs	10	6	471	51
ASC 842 accounting principle change	-	108	-	216
Certain other non-recurring costs	53	24	87	371

Non-GAAP Adjusted EBITDA	$7,543	$5,168	$20,061	$12,810

GAAP Net Revenues	$25,125	$21,489	$72,677	$59,405
Non-GAAP Adjusted EBITDA Margin	30.0%	24.0%	27.6%	21.6%

Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of
	September 30,	December 31,
(in thousands, except share data)	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$1,939	$2,647
Accounts receivable, net	13,927	12,097
Inventories	3,973	2,899
Other current assets	1,587	1,662
Total current assets	21,426	19,305
Medical equipment for sale or rental	1,359	1,306
Medical equipment in rental service, net of accumulated depreciation	36,110	33,225
Property & equipment, net of accumulated depreciation	4,286	4,037
Intangible assets, net	12,238	15,463
Operating lease right of use assets	4,784	5,733
Other assets	105	155
Total assets	$80,308	$79,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,936	$7,962
Current portion of long-term debt	7,759	8,082
Other current liabilities	5,009	5,803
Total current liabilities	19,704	21,847
Long-term debt, net of current portion	27,034	30,295
Deferred income taxes	120	104
Operating lease liabilities, net of current portion	4,061	4,644
Total liabilities	50,919	56,890

Stockholders’ equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 23,755,421 and 20,236,932, respectively, as of September 30, 2020 and 23,400,625 and 19,882,136, respectively, as of December 31, 2019	2	2
Additional paid-in capital	84,092	83,699
Retained deficit	(54,705)	(61,367)

Total stockholders’ equity	29,389	22,334

Total liabilities and stockholders’ equity	$80,308	$79,224

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
(in thousands)	2020	2019
OPERATING ACTIVITIES
Net income	$6,662	$556
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	534	(30)
Depreciation	7,267	5,727
Loss on disposal of medical equipment and other assets	150	390
Gain on sale of medical equipment	(2,949)	(1,264)
Amortization of intangible assets	3,225	3,326
Amortization of deferred debt issuance costs	13	29
Stock-based compensation	1,222	780
Deferred income taxes	16	76
Changes in assets - (Increase)/Decrease:
Accounts receivable	(1,490)	(735)
Inventories	(1,074)	(514)
Other current assets	75	(233)
Other assets	(114)	(326)
Changes in liabilities - Increase/(Decrease):
Accounts payable and other liabilities	(869)	1,752
NET CASH PROVIDED BY OPERATING ACTIVITIES	$12,668	$9,534

INVESTING ACTIVITIES
Purchase of medical equipment	(11,955)	(15,005)
Purchase of property and equipment	(865)	(1,415)
Proceeds from sale of medical equipment, property and equipment	3,870	2,239
NET CASH USED IN INVESTING ACTIVITIES	(8,950)	(14,181)

FINANCING ACTIVITIES
Principal payments on term loans, equipment line, revolving credit facility and other financing	(35,458)	(3,915)
Cash proceeds from 2019 equipment line, equipment line, revolving credit facility and other financing	31,861	7,462
Debt issuance costs	-	(3)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(1,269)	(295)
Cash proceeds from stock plans	190	237
Common stock - issued	250	-
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(4,426)	3,486
Net change in cash and cash equivalents	(708)	(1,161)
Cash and cash equivalents, beginning of period	2,647	4,318
Cash and cash equivalents, end of period	$1,939	$3,157